RELEASE IMMEDIATELY

Contact:	Frank Cinatl	(888) ABATIX-X (222-8499)	fcinatl@abatix.com

ABATIX CORP. ANNOUNCES IT HAS FILED AN APPLICATION TO VOLUNTARILY TERMINATE SEC REPORTING AND DE-LIST FROM NASDAQ

MESQUITE, TEXAS, September 5, 2007 ... ABATIX CORP. (NASDAQ ABIX) announced today that, in furtherance of a press release on August 21, 2007 and the related filing of Form 8-K, it has filed an application on Form 25 with the Securities and Exchange Commission ("SEC") to voluntarily de-list the Abatix Common Stock ("Common Stock") from the NASDAQ Capital Market ("Capital Market") and de-register its Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act").

In accordance with the Exchange Act, the Form 25 will become effective on September 17, 2007, at which time (a) the Company's Common Stock will cease to be listed on the Capital Market and (b) the Company's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will be suspended. The Company also anticipates it will file a Form 15 with the SEC on September 17, 2007 to complete the filings necessary to voluntarily de-register its Common Stock under the Exchange Act.

The Company anticipates the Common Stock will continue to be quoted on the Capital Market until the effective date of de-listing. The Company also anticipates the Common Stock will be quoted on the Pink Sheets following de-listing from the Capital Market; however, there is no assurance that a Pink Sheet listing will be obtained or maintained. The Pink Sheets system is a centralized quotation service that provides pricing and financial news and information for the over-the-counter securities markets and collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com.

Mr. Terry Shaver, CEO, stated, "As I previously stated, we intend to continue communicating with stockholders and other interested parties by providing audited financial statements on an annual basis, unaudited quarterly updates and other information, as appropriate."

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp. Such statements involve a number of risks and uncertainties including, without limitation, absence of market liquidity; cost savings and other benefits are not fully realized; become subject to the Exchange Act in the future; decline in any of the markets served by the Company; the occurrence, timing and property devastation from disasters; global, national and local economic and political conditions; changes in laws and regulations relating to the Company's products and the import of such products; market acceptance of new products; existence or development of competitive products the Company represents that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of and relationships with key customers and vendors; or fluctuations in oil prices. We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety and environmental industries. The Company currently has eight distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington, in Las Vegas, Nevada and in Jacksonville, Florida. These distribution centers serve customers throughout the Southeast, Southwest, Midwest, Pacific Coast, Alaska and Hawaii. More information about the Company can be found on the Abatix web site at www.abatix.com and on the IESI website at www.int-enviroguard.com.

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